Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 17, 2021

Board of Trustees
Washington Real Estate Investment Trust
1775 Eye Street, NW
Suite 1000
Washington, DC 20006

Ladies and Gentlemen:
We are acting as counsel to Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to $550,000,000 in aggregate value of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), all of which Common Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreements, dated May 4, 2018 and as amended February 17, 2021, between the Company and each of Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Truist Securities, Inc (f/k/a SunTrust Robinson Humphrey, Inc.), respectively and the Equity Distribution Agreement, dated February 17, 2021, between the Company and BTIG, LLC (each, individually, an “Equity Distribution Agreement” and collectively, the “Equity Distribution Agreements”), and as described in the prospectus supplement dated February 17, 2021 (the “Prospectus Supplement”) and the accompanying prospectus dated February 16, 2021 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (No. 333-253164) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended. We express no opinion herein as to any other statutes, rules, or regulations. For purposes of the opinion set forth below, we have assumed that the Common Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of trustees prior to the date hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that the issuance of the Common Shares has been authorized and, when the Common Shares have been issued in the manner set forth in the Registration Statement and Equity Distribution Agreements, the Common Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP